UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 17, 2005

AMERALINK
(Exact Name of small business issuer as specified in its charter)

Nevada	000-32311	86-1010347
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

1940 Zinfandel Drive, Suite C, Rancho Cordova, CA 95670
(Address of principal executive offices)

(916) 768-2160
(Issuer's telephone number)

ITEM 1.02.

TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

On or about March 17, 2005 the Registrant sent notification to Global ("Global Sports Entertainment Group ") of its decision to terminate the Letter Agreement (the "Agreement") between Registrant, and Global. As a result of this decision, the reverse acquisition contemplated by the Agreement will not occur. Management will now begin efforts to locate a suitable acquisition or merger candidate for the Registrant.

The decision to terminate the Agreement, and the reverse acquisition and related transactions contemplated by the Agreement, was a result of the determination by the board of directors that Global would not be able to timely meet the conditions precedent for completion of the transaction including but not limited to the delivery of the Global audited financial statements.

Forward-Looking Statements

Statements regarding completion, timing or effect of the transaction as well as any other statements that are not historical facts in this Form 8-K are forward-looking statements under applicable securities laws and involve certain risks, uncertainties and assumptions. These include, but are not limited to, the risk that the parties will not move from the Agreement to consummation of the transaction, receipt of regulatory approvals, and satisfaction of closing conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions provide incorrect, actual results may vary materially from those indicated. There can be no assurance that the parties will consummate the transactions contemplated herein.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT:

AMERALINK

Date: March 17, 2005	By /s/ Rob Freiheit
Rob Freiheit, President